Exhibit 99.1

         Mercury General Corporation Announces Third Quarter Results

    LOS ANGELES, Nov. 3 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY), a major California automobile insurer with operations in a number of other states, reported today that net income was $49.6 million, or $0.91 per share (diluted), in the third quarter 2003 compared with $18.5 million, or $0.34 per share (diluted), in the same period for 2002. For the first nine months of 2003, net income was $135.1 million ($2.48 per share) compared to net income of $48.8 million ($0.89 per share) in the same period for 2002. The Company had net realized investment gains, net of tax, of $4.1 million ($0.07 per share) in the third quarter of 2003 compared to $0.0 million ($0.00 per share) in the third quarter 2002, and $3.5 million ($0.06 per share) for the first nine months of 2003 compared to a loss, net of tax, of $31.6 million ($0.58 per share) for the first nine months of 2002.
Due to guidance from the Securities and Exchange Commission regarding the use of non-GAAP financial measures, the Company will no longer disclose net operating earnings, a measure defined by the Company as net income excluding net realized investment gains and losses, net of tax, in its earnings announcements or other public filings.
    Company-wide premiums written were $590.2 million in the third quarter 2003, a 20.1% increase over 2002, and $1.7 billion for the nine month period, a 23.3% increase over the comparable period in 2002. California premiums written were $492.0 million in the quarter, a 17.6% increase over 2002, and $1.4 billion for the nine month period, a 21.2% increase over the comparable period in 2002. The increased premiums were driven by policy count growth and rate increases.
    The Company's non-California operations produced $98.2 million in premiums with a combined ratio (GAAP basis) of 92.5% this quarter. During the third quarter, the Company commenced writing personal automobile insurance in the state of New Jersey. In 2004, the Company expects to begin writing personal automobile insurance in Arizona.
    The Company's combined ratio (GAAP basis) was 93.4% in the third quarter and 94.0% for the first nine months of 2003 compared to 102.2% and 99.3% in the respective periods of 2002.
    Net investment income decreased by 11.8% to $24.5 million in the quarter and decreased by 9.5% to $78.2 million in the first nine months of 2003 compared to the same periods in 2002. The after-tax yield was 3.8% on average investments of $2.34 billion (fixed maturities and equities at cost) for the quarter. This compares with 4.8% in the third quarter of 2002.
    In October 2003, the Southern California region was devastated by sweeping fire storms. As of October 31, 2003, approximately 2,800 homes have been reported as destroyed. The Company estimates its California homeowners market share to be approximately 2%. As of October 31, 2003, the Company has received 27 total property burn claims, 10 partial burn claims and 83 smoke damage claims.
    The Board of Directors declared a quarterly dividend of $0.33 per share, representing a 10% increase over the quarterly dividend amount paid in 2002. The dividend is to be paid on December 29, 2003 to shareholders of record on December 15, 2003.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves; inflation and changes in economic conditions; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors useful industry specific information to evaluate and perform meaningful comparisons of the Company's performance but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."
    Net Premiums Written represents the premiums charged on policies issued during a fiscal period. Net Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a
pro-rata basis over the term of the policies.   Net Premiums Written is meant
as supplemental information and is not intended to replace Net Premiums Earned. It should be read in conjunction with the GAAP financial results.
    Paid Losses and Loss Adjustment Expenses is the portion of Incurred Losses and Loss Adjustment Expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid Losses and Loss Adjustment Expenses is meant as supplemental information and is not intended to replace Incurred Losses and Loss Adjustment Expenses. It should be read in conjunction with the GAAP financial results.


                 Mercury General Corporation and Subsidiaries
                         Summary of Operating Results
                       (000's) except per-share amounts
                                 (unaudited)

                                      Quarter Ended       Nine Months Ended
                                      September  30,        September 30,
                                     2003      2002       2003        2002
    Net premiums written           $590,176  $491,602  $1,677,377  $1,360,449
    Net premiums earned             546,638   455,467   1,572,376   1,260,250
    Paid losses and loss
     adjustment expenses            329,606   288,762     983,331     819,945
    Incurred losses and loss
     adjustment expenses            367,610   349,046   1,066,721     923,715
    Net investment income            24,528    27,821      78,172      86,351
    Net realized investment gains
     (losses) - pre tax               6,266        65       5,334     (48,623)
    Net income                      $49,615   $18,520    $135,095     $48,775

    Basic average shares
     outstanding                     54,410    54,336      54,397      54,303

    Diluted average shares
     outstanding                     54,564    54,520      54,534      54,506

    Basic Per Share Data
    Net income                        $0.91     $0.34       $2.48       $0.90
    Net realized investment gains
     (losses) - after tax             $0.07     $0.00       $0.06      ($0.58)

    Diluted Per Share Data
    Earnings per share                $0.91     $0.34       $2.48       $0.89
    Net realized investment gains
     (losses) - after tax             $0.07     $0.00       $0.06      ($0.58)

    Operating Ratios -- GAAP
     Basis (a)
    Loss ratio                        67.3%     76.6%       67.8%       73.3%
    Expense ratio                     26.1%     25.6%       26.2%       26.0%
    Combined ratio                    93.4%    102.2%       94.0%       99.3%


    Reconciliations of Operating
     Measures to Comparable GAAP
     (a) Measures

    Net premiums written           $590,176  $491,602  $1,677,377  $1,360,449
    Increase in unearned premiums   (43,538)  (36,135)   (105,001)   (100,199)
    Net premiums earned            $546,638  $455,467  $1,572,376  $1,260,250

    Paid losses and loss
     adjustment expenses           $329,606  $288,762    $983,331    $819,945
    Increase in net losses and
     loss adjustment expense
     reserves                        38,004    60,284      83,390     103,770
    Incurred losses and loss
     adjustment expenses           $367,610  $349,046  $1,066,721    $923,715

     (a) Generally Accepted Accounting Principles


                 Mercury General Corporation and Subsidiaries
                        Other Supplemental Information
                            (000's) except ratios
                                 (unaudited)

                                    Quarter ending,     Nine months ending,
                                     September 30,         September 30,
                                     2003      2002       2003        2002
    Total California Operations
     (1)
    Net Premiums Written           $491,962  $418,444  $1,404,473  $1,159,147
    Net Premiums Earned             460,835   387,758   1,327,669   1,081,385

    Loss Ratio                        68.2%     77.6%       68.9%       73.3%
    Expense Ratio                     25.3%     24.7%       25.5%       25.1%
    Combined Ratio (3)                93.5%    102.3%       94.3%       98.5%

    California Automobile lines
    Net Premiums Written           $453,760  $387,412  $1,295,826  $1,079,257
    Net Premiums Earned             427,587   363,108   1,234,010   1,016,487

    Loss Ratio                        69.0%     77.9%       69.4%       73.0%
    Expense Ratio                     25.1%     24.1%       25.1%       24.7%
    Combined Ratio                    94.1%    101.9%       94.6%       97.7%

    California Homeowners line
    Net Premiums Written            $32,101   $25,692     $90,490     $66,225
    Net Premiums Earned              27,869    20,168      77,813      53,431

    Loss Ratio                        56.9%     77.7%       61.6%       78.7%
    Expense Ratio                     24.4%     27.4%       25.4%       27.7%
    Combined Ratio                    81.3%    105.1%       87.0%      106.4%

    Non-California Operations (2)
    Net Premiums Written            $98,214   $73,157    $272,904    $201,302
    Net Premiums Earned              85,802    67,708     244,706     178,865

    Loss Ratio                        62.2%     71.1%       62.2%       73.1%
    Expense Ratio                     30.3%     30.8%       29.9%       31.6%
    Combined Ratio                    92.5%    101.9%       92.1%      104.7%


                               At            At         At          At
    Policies-in-force      September 30,  June 30,   March 31,  December 31,
     (000's)                   2003         2003       2003        2002

    California Personal
     Auto                       1,018     1,009         981          952
    California Commercial
     Auto                          19        19          19           18
    Non-California
     Personal Auto                169       160         158          150
    California Homeowners         178       169         163          154
    Florida Homeowners              9         8           7            6

                               At           At         At          At
                          September 30,  June 30,  March 31,  December 31,
                              2002         2002       2002        2001

    California Personal
     Auto                         916       883         853          828
    California Commercial
     Auto                          18        17          17           16
    Non-California
     Personal Auto                144       135         121          106
    California Homeowners         145       136         125          116
    Florida Homeowners              6         5           5            4

     (1) Total California operations includes homeowners, auto, commercial property and other immaterial California business lines
     (2) Includes all states except California
     (3) Some numbers may not sum due to rounding


                 Mercury General Corporation and Subsidiaries
                Condensed Balance Sheet and Other Information
                       (000's) except per-share amounts

                                              September 30,      December 31,
                                                   2003             2002
                                               (unaudited)
    Investments - available for sale
      Fixed maturities at market
       (amortized cost $1,698,811 in 2003
       and $1,565,760 in 2002)                  $1,783,571        $1,632,871
      Equity securities at market (cost
       $245,999 in 2003 and $233,297
       in 2002)                                    271,581           230,981
      Short-term cash investments, at
       cost, which approximates market             393,414           286,806
            Total investments                    2,448,566         2,150,658
    Net receivables                                295,421           259,445
    Deferred policy acquisition costs              128,647           107,485
    Other assets                                   130,477           127,708
      Total assets                              $3,003,111        $2,645,296

    Loss and loss adjustment expenses             $760,655          $679,271
    Unearned premiums                              645,441           545,485
    Other liabilities                              261,529           192,895
    Notes payable                                  124,708           128,859
    Shareholders' equity                         1,210,778         1,098,786
      Total liabilities and shareholders'
       equity                                   $3,003,111        $2,645,296

    Common stock - shares outstanding               54,410            54,362
    Book value per share                            $22.25            $20.21
    Statutory surplus                           $1,117,026        $1,014,935
    Portfolio duration                            4.2 years         4.4 years

SOURCE  Mercury General Corporation
    -0-                             11/03/2003
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com /
    (MCY)

CO:  Mercury General Corporation
ST:  California
IN:  FIN INS AUT
SU:  ERN DIV